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                                                                    EXHIBIT 3(a)


                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                            CABLE-SAT SYSTEMS, INC.


         Pursuant to the provisions of the Florida Business Corporation Act, the undersigned corporation adopts the following Amended and Restated Articles of Incorporation, which amendments to the Corporation's Articles of Incorporation, as amended, contained therein were adopted by the shareholders of the Corporation on March 7, 1996 by the holders of the outstanding common stock, the only voting group, and the number of shares adopting the Amended and Restated Articles of Incorporation by such group was sufficient for approval.

         1.      The name of the Corporation is CABLE-SAT SYSTEMS, INC.

         2. The Articles of Incorporation of the Corporation we hereby amend to read in their entirety as follows:

                                   ARTICLE 1

                                      Name

         The name of the corporation is CABLE-SAT SYSTEMS, INC.

                                   ARTICLE 2

                                    Purpose

         The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act.

                                   ARTICLE 3

                                 Capital Stock
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         The total amount of capital stock which this Corporation has the authority to issue is as follows:

         50,000,000 shares of common stock, $.001 par value per share; and

         150,000 shares of Series A Preferred Stock, $.001 par value per share, which shall have the powers, preferred rights, qualifications, limitations and restrictions as follows:

                 (i) Dividends. The Series A Preferred Stock shall be entitled to receive a dividend of $.21 per share on the twelfth month following its original issuance and then $.21 per share each year on the anniversary of the date which is twelve months following the date of its original issuance and such dividend shall accumulate in each year it is not paid.

                 (ii) Mandatory Redemption. The Corporation shall purchase and redeem, in the manner hereinafter provided, the shares of Series A Preferred Stock outstanding out of the net proceeds of any underwritten public offering or private placement of the Corporation's Common Stock. The Redemption Price shall be $3.00 per share plus one (1) share of the Corporation's Common Stock.

                 (iii) Liquidation. Upon dissolution, liquidation or winding up of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive, before any distribution is made to the holders of shares of common stock of the Corporation, the sum of $3.00 per share plus accrued but unpaid dividends and one share of common stock and no more.

                 (iv) Voting. The Series A Preferred Stock shall have no voting rights.





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                 (v)      Adjustment.

                          (a)     The number of shares of Common Stock which
shall be issued in connection with a redemption or liquidation of Series A Preferred Stock shall be subject to adjustment from time to time only as follows:

                          (i) If after the date on which shares of Preferred
Stock are first issued the number of outstanding shares of Common Stock is increased by a dividend declared payable in shares of Common Stock to all holders of its Common Stock or by a subdivision of shares of Common Stock, the number of shares of Common Stock into which a share of Series A Preferred Stock is redeemable shall be increased in proportion to such increase in the outstanding shares of Common Stock. Such adjustment shall become effective immediately after the opening of business on the day following the date on which the Corporation takes a record of the holders of Common Stock for the purpose of entitling them to receive such dividend or the day upon which such subdivision becomes effective.

                          (ii) If after the date on which shares of Series A
Preferred Stock are first issued the number of outstanding shares of Common Stock is decreased by a combination of shares of Common Stock, the number of shares of Common Stock into which a share of Series A Preferred Stock is convertible or redeemable shall be decreased in proportion to such decrease in the outstanding shares of Common Stock. Such adjustment shall become effective immediately after the opening of business on the day upon which such combination becomes effective.

                          (iii) For the purposes of making the adjustments
referred to in subparagraphs (i) and (ii) above, the books of the Corporation shall control absolutely in





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determining the number of outstanding shares of Common Stock and the number of additional shares issued or decrease in shares as a result of any stock dividend, subdivision or combination.

                          (iv) In case the Corporation shall distribute to all
holders of its Common Stock any assets, other than any distribution payable out of retained earnings or any cash dividend, any rights to subscribe or any evidences of indebtedness or other securities of the Corporation, other than Common Stock, then in each such case the number of shares of Common Stock into which each share of Series A Preferred Stock shall be redeemable shall thereafter be determined as follows: the number of shares of Common Stock into which each share of Series A Preferred Stock was convertible or redeemable on the date immediately preceding the record date for such distribution shall be multiplied by a fraction, the numerator of which shall be the current exercise price, as determined and provided below, of the Common Stock on such record date and of which the denominator shall be such current market price per share less the then fair market value (as determined in a resolution adopted by the Board of Directors, which shall be conclusive evidence of such fair market value) of the portion of the assets or evidences of indebtedness or securities so distributed or of such subscription rights applicable to one share of Common Stock. Such adjustment shall become effective retroactively immediately after the record date for the determination of shareholders entitled to receive such distribution. For purposes of the computation specified above, the current exercise price per share of Common Stock shall be deemed to be $1.00 per share adjusted proportionately hereinafter to reflect any adjustments required by Sections (i) and (ii) above and as adjusted pursuant to the above provisions.

                 (v) In case of any consolidation or merger of the Corporation with or into another corporation or in case of any sale or conveyance to another corporation of all or substantially all





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the assets of the Corporation or in case the Corporation issues by reclassification or recapitalization of its Common Stock any shares of the Corporation, the holder of each share of Series A Preferred Stock then outstanding shall have the right thereafter, so long as his redemption right hereunder shall exist, to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, conveyance, reclassification or recapitalization by a holder of the number of shares of Common Stock into which such share might have been converted immediately prior to such consolidation, merger, sale, conveyance, reclassification or recapitalization and shall have no other conversion rights under these provisions; provided, that effective provision shall be made, in the Articles or Certificate of Incorporation of the resulting or surviving corporation or otherwise, so that the provisions set forth herein for the protection of the Redemption rights of the shares of Series A Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon redemption of the shares of Series A Preferred Stock remaining outstanding or other redemption securities received by the holders in place thereof; and provided further that any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the redemption privilege, such shares, other securities or property as the holders of the shares of Series A Preferred Stock remaining outstanding, or other securities received by the holders in place thereof, shall be entitled to receive pursuant to these provisions, and to make provisions for the protection of the redemption right as above provided. In case securities or property other than Common Stock shall be issuable or deliverable upon redemption, then all references in this Section (v) shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.





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                          (vi) No fractional share of Common Stock shall be
issued upon any redemption but, in lieu thereof, there shall be paid to the holder of the shares of Series A Preferred Stock surrendered for conversion as soon as practicable after the date such shares are surrendered for redemption, an amount in cash equal to the same fraction of the current market price per share of Common Stock, unless the Board of Directors shall determine to adjust fractional shares in some other manner.

                          (vii)  Whenever any adjustment is required in the
shares into which each share of Series A Preferred Stock is redeemable, the Corporation shall forthwith (i) file with the transfer agent, if any, for the Series A Preferred Stock a statement describing in reasonable detail the adjustment and the method of calculation used and (ii) cause a copy of such notice to be mailed to the holders of record of the shares of Series A Preferred Stock.

                 (c) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares the full number of shares into which all shares of Series A Preferred Stock from time to time outstanding are redeemable.

                 (d) The Corporation will pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock or redemption of shares of Series A Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in a name other than that in which the shares of Series A Preferred Stock is redeemed were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.





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                                   ARTICLE 4

                   Indemnification of Directors, Officers and
                        Other Authorized Representatives

         1. Indemnification. The Corporation shall indemnify its officers, Directors, employees and agents against liabilities, damages, settlements and expenses (including attorneys' fees) incurred in connection with the Corporation's affairs, and shall advance such expenses to any such officers, directors, employees and agents, to the fullest extent permitted by law.

         2. Effect of Modification. Any repeal or modification of any provision of this Article 4 by the shareholders of the Corporation shall not adversely affect any right to protection of a Director, officer, employee or agent of the Corporation existing at the time of the such repeal or modification.

         3. Liability Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a Director, officer, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provision of this Article 4.

         4. No Rights of Subrogation. Indemnification hereunder and under the Bylaws shall be a personal right and the Corporation shall have no liability under this Article 4 to any insurer or any person, corporation, partnership, association, trust or other entity (other than the heirs, executors or administrators of such person) by reason of subrogation, assignment or succession





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by any other means to the claim of any person to indemnification hereunder or under the Corporation's Bylaws.

                                   ARTICLE 5

                        Right to Amend or Repeal Article

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation or any amendment hereto, in the manner now or hereafter prescribed by statute, and all rights and powers herein conferred on shareholders are granted subject to this reserved power.

                                   ARTICLE 6

                                  Severability

         In the event any provision (including any provision within a single article, section, paragraph or sentences) of these Articles should be determined by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, the remaining provisions and parts hereof shall not be in any way impaired and shall remain in full force and effect and enforceable to the fullest extent permitted by law.

Dated:  March ___, 1996                         CABLE-SAT SYSTEMS, INC.



                                                By:
                                                   -----------------------------


                                    Mrs.





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